Exhibit 10.2

SMITH MICRO SOFTWARE, INC.

SECURED PROMISSORY NOTE

Issuance Date: ____	Principal: $____

FOR VALUE RECEIVED, SMITH MICRO SOFTWARE, INC., a Delaware corporation (“Payor”), promises to pay to the order of William W. Smith, Jr. and Dieva L. Smith, as Co-Trustees UA 11/30/2021, Smith Living Trust, or its assigns (collectively, “Holder”), the principal sum of _____ ($_____) (“principal”) with interest on the outstanding principal amount at the rate of fifteen percent (15.0%) per annum (“interest”) (computed by applying a daily rate equal to 1/365 of the per annum rate to the number of actual calendar days elapsed) or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence with the date hereof and shall continue on the outstanding principal balance until paid in accordance with the provisions hereof.

1.         Note. This Secured Promissory Note (this “Note”) is being issued by Payor to document a term loan for $_____ made by Holder to Payor on the issuance date hereof.

2.          Maturity. Unless sooner paid in accordance with the terms hereof, the entire unpaid balance of principal and all unpaid accrued interest under this Note shall become fully due and payable on March 31, 2026 (the “Maturity Date”), except that such Maturity Date may be extended upon the mutual written consent of Payor and Holder. All or any portion of the principal and interest may be prepaid at any time or times prior to the Maturity Date at the option of Payor.

3.           Payments.

3.1        Form of Payment. All payments of principal and interest shall be in lawful money of the United States of America to Holder, by wire transfer of immediately available funds to a bank account designated in writing by Holder. All cash payments shall be applied first to accrued and unpaid interest, and thereafter to principal.

3.2       Payment of Interest. The interest shall accrue and be payable in full on the Maturity Date. No additional interest shall accrue or be earned on the accrued portion of the interest.

3.3        Acceleration. In the event any of the following events occurs (each, an “Acceleration Event”), Holder may, by written notice to Payor, declare all or a portion of the outstanding balance of unpaid principal and interest owed to Holder under this Note due and payable at such time and Payor shall promptly pay such amount; provided, however, that upon the occurrence of any event described in subsections (a) or (b) of this Section 3.3, the entire outstanding balance of unpaid principal and interest under this Note shall be automatically due and payable at such time without presentment, demand, protest or notice of any kind, all of which are expressly waived by Payor:

(a)    Payor becomes insolvent or admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver, trustee, or similar officer for it or for all or any substantial part of its property or business, or such receiver, trustee or similar officer is appointed, and such appointment shall continue undischarged for a period of ten (10) days after such appointment;

(b)    any bankruptcy, insolvency, reorganization or liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against Payor and is not discharged within ten (10) days after such institution, or Payor or all or any material part of its business is in the process of dissolution, liquidation, windup or termination whether pursuant to the terms of any agreement, court order, or otherwise; or

(c)    there is a sale, transfer or other disposition of all or substantially all of Payor’s assets or business in one transaction or series of related transactions.

4.           Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, Payor shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to Payor of the loss, theft or destruction of such Note.

5.      Governing Law. This Note is to be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Pennsylvania to the rights and duties of Payor and the Holder. All disputes and controversies arising of or in connection with this Note shall be resolved exclusively by the state and federal courts located in Allegheny County in the Commonwealth of Pennsylvania, and each of Payor and the Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

6.           Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Holder.

7.           Delivery. This Note, to the extent signed and delivered by means of a facsimile machine or PDF attachment to electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature follows on next page]

SMITH MICRO SOFTWARE, INC.

By:

Name:

Title: